Exhibit 99.1
NEWS RELEASE
Timken Reports Second-Quarter Results
•	Continued strong demand in global industrial markets

•	Execution of capacity, restructuring initiatives on track
     CANTON, Ohio – July 31, 2007 – The Timken Company (NYSE: TKR) today reported sales of $1.35 billion in the second quarter of 2007, an increase of 4 percent over the same period a year ago. Strong sales in industrial markets were partially offset by the strategic divestment of the company’s automotive steering and European steel operations.
     Second-quarter income from continuing operations was $55.6 million, or $0.58 per diluted share, compared to $64.9 million, or $0.69 per diluted share, in the second quarter a year ago. Excluding special items, income from continuing operations per diluted share was $0.73 during the second quarter of 2007, compared to $0.80 in prior-year period and in line with the company’s previous second-quarter estimate of $0.65 to $0.75. Second-quarter special items included restructuring and rationalization charges totaling $16.6 million of pretax expense, compared to $21.0 million of similar charges in the second quarter of 2006.
     “Timken gained further momentum in the second quarter, as demand remained strong in our major industrial market sectors,” said James W. Griffith, Timken’s president and chief executive officer. “We expect enhanced performance going forward as we drive operations improvements, realize pricing across selected market sectors, bring new capacity online and complete our restructuring efforts.”
     During the quarter, the company:
•	Completed the first major U.S. implementation of Project O.N.E., a program designed to improve business processes and systems;
The Timken Company
Media Contact: Jeff Dafler
Manager — Global Media &
Government Relations
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
jeff.dafler@timken.com
Investor Contact: Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors

•	Made further progress on key additions to Industrial Group capacity in Asia and North America;

•	Advanced its restructuring initiatives within its Automotive and Industrial Groups; and

•	Completed the closure of its steel tube manufacturing operations in Desford, England.
     Total debt at June 30, 2007, was $598.5 million, or 26.5 percent of capital. Net debt at June 30, 2007, was $525.2 million, or 24.1 percent of capital, compared to $567.7 million, or 26.7 percent of capital, at March 31, 2007. The company expects to end 2007 with lower net debt and leverage than last year, providing additional financial capacity to pursue strategic investments.
     For the first half of 2007, sales were $2.63 billion, an increase of 3 percent from the same period in the prior year. Income from continuing operations per diluted share for the first six months of 2007 increased 5 percent to $1.36, from $1.30 last year. Special items in the first half of 2007 totaled $43.5 million of pretax expense, compared to $25.8 million in the same period a year ago. Excluding special items, income from continuing operations per diluted share in the first half of 2007 was $1.39, versus $1.41 in the first half of 2006. During the first six months of 2007, the company benefited from strong industrial market demand and record Steel Group performance, which were countered by lower demand from the company’s North American automotive customers.
Industrial Group Results
     The Industrial Group had second-quarter sales of $565.9 million, up 7 percent from $529.1 million for the same period last year. The increase resulted from favorable pricing and continued broad market-sector strength, especially from heavy industry and aerospace.
     The Industrial Group’s earnings before interest and taxes (EBIT) were $61.8 million, compared to $63.5 million in the second quarter of 2006. EBIT performance
The Timken Company

in the quarter benefited from favorable pricing, which was offset by product mix, higher raw-material and logistics costs, as well as manufacturing costs associated with capacity additions, compared to the year-ago period.
     For the first half of 2007, Industrial Group sales were $1.11 billion, up 7 percent from the same period a year ago. First-half 2007 EBIT was $111.0 million, or 10.0 percent of sales, compared to EBIT of $109.4 million, or 10.6 percent of sales, in the first half of 2006.
     The company expects to see top-line growth for the Industrial Group throughout the year due to strong markets and capacity additions. The group is also expected to deliver improved operating margins for the full year compared to 2006.
Automotive Group Results
     The Automotive Group’s second-quarter sales of $407.2 million were down 5 percent from $426.7 million for the same period last year. The decrease primarily reflects the company’s decision to exit its steering operations at the end of 2006 as part of its portfolio management strategy. Increased sales into light-truck markets during the quarter were counterbalanced by lower heavy-truck demand.
     The Automotive Group incurred a loss of $7.4 million in the second quarter of 2007 compared to a loss of $2.0 million for the same period a year ago. The net benefits associated with restructuring initiatives and divestiture of the company’s steering operations were more than offset by higher raw-material costs.
     For the first half of 2007, Automotive Group sales of $795.1 million were down 6 percent from the same period a year ago. The decrease was driven by the sale of its steering operations at the end of last year and lower demand from North American heavy-truck customers. The group recorded a loss of $14.6 million for the first half of 2007, compared to a loss of $5.1 million in the first half of 2006.
     During the quarter, Timken continued to advance its previously announced initiatives to improve the performance of its Automotive business, which remain on track. The company expects the Automotive Group to return to profitability in 2008.
The Timken Company

Steel Group Results
     Steel Group sales, including inter-segment sales, were $410.8 million in the second quarter of 2007, up 7 percent from $383.3 million for the same period a year ago. All market sectors participated in the increase, especially energy. The Steel Group benefited from surcharges, which more than offset the impact of exiting the group’s manufacturing operations in Europe.
     Second-quarter EBIT of $61.1 million was comparable to the same period a year ago. The impact of surcharges on EBIT performance counteracted higher raw-material costs and manufacturing expenses related to construction of the company’s small-bar mill and initiatives to improve productivity.
     For the first six months of 2007, Steel Group sales were $801.1, up 6 percent over the first half of last year. EBIT for the first half of 2007 was a record $122.9 million, or 15.3 percent of sales, compared to EBIT of $116.7 million, or 15.4 percent of sales in last year’s first half.
     The company expects the Steel Group to continue its strong performance in 2007, exceeding last year’s record profitability.
Outlook
     Timken anticipates continued strength in global industrial markets, while automotive markets are expected to remain stable. The combination of strong markets, capacity additions and operating improvements is expected to drive earnings improvement for the remainder of the year compared to the same period in 2006.
     The company anticipates earnings per diluted share for 2007 from continuing operations, excluding special items, to be $2.60 to $2.70 for the year and $0.55 to $0.65 for the third quarter, compared to $2.13 and $0.49, respectively, for the same periods in 2006.
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.
The Timken Company

Conference Call:	Tuesday, July 31, 2007
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 5457191

Replay Dial-In through August 7, 2007:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
About The Timken Company
          The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.0 billion in 2006, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expected savings of the company’s programs and initiatives and expectations regarding the company’s financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the completion of the company’s financial statements for the second quarter of 2007; the company’s ability to respond to the changes in its end markets, especially the North American automotive industry; fluctuations in raw material and energy costs and the operation of the company’s surcharge mechanisms; the company’s ability to respond to the changes in its end markets; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; and the impact on operations of general economic conditions, higher raw material and energy costs, fluctuations in customer demand and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Automotive Group restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2006, page 40, and in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. The company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED				ADJUSTED (1)
(Thousands of U.S. dollars, except share data)	Q2 2007	Q2 2006	Six Months 07	Six Months 06	Q2 2007	Q2 2006	Six Months 07	Six Months 06

Net sales	$1,349,231	$1,302,174	$2,633,744	$2,556,482	$1,349,231	$1,302,174	$2,633,744	$2,556,482
Cost of products sold	1,049,476	1,003,380	2,064,653	1,984,839	1,049,476	1,003,380	2,064,653	1,984,839
Manufacturing rationalization/reorganization expenses - cost of products sold	10,720	4,945	22,563	7,981	—	—	—	—

Gross Profit	$289,035	$293,849	$546,528	$563,662	$299,755	$298,794	$569,091	$571,643
Selling, administrative & general expenses (SG&A)	178,980	171,193	341,953	341,568	178,980	171,193	341,953	341,568
Manufacturing rationalization/reorganization expenses — SG&A	649	1,316	1,979	1,693	—	—	—	—
(Gain) loss on divestitures	(38)	9,971	316	9,971	—	—	—	—
Impairment and restructuring	7,254	7,469	21,030	8,509	—	—	—	—

Operating Income	$102,190	$103,900	$181,250	$201,921	$120,775	$127,601	$227,138	$230,075
Other (expense)	(5,622)	(4,843)	(9,350)	(9,694)	(5,622)	(4,843)	(9,350)	(9,694)
Special items — other income	2,029	2,662	2,372	2,354	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$98,597	$101,719	$174,272	$194,581	$115,153	$122,758	$217,788	$220,381
Interest expense, net	(8,880)	(11,697)	(16,569)	(23,299)	(8,880)	(11,697)	(16,569)	(23,299)

Income From Continuing Operations Before Income Taxes	$89,717	$90,022	$157,703	$171,282	$106,273	$111,061	$201,219	$197,082
Provision for income taxes	34,116	25,134	27,848	49,300	36,547	36,070	69,018	63,921

Income From Continuing Operations	$55,601	$64,888	$129,855	$121,982	$69,726	$74,991	$132,201	$133,161

(Loss) income from discontinued operations net of income taxes, special items (3)	(275)	—	665	—	—	—	—	—
Income from discontinued operations net of income taxes, other (3)	—	9,803	—	18,649	—	9,803	—	18,649

Net Income	$55,326	$74,691	$130,520	$140,631	$69,726	$84,794	$132,201	$151,810

Earnings Per Share — Continuing Operations	$0.59	$0.70	$1.38	$1.31	$0.74	$0.80	$1.40	$1.43
Earnings Per Share — Discontinued Operations	—	0.10	—	0.20	—	0.11	—	0.20

Earnings Per Share	$0.59	$0.80	$1.38	$1.51	$0.74	$0.91	$1.40	$1.63

Diluted Earnings Per Share — Continuing Operations	$0.58	$0.69	$1.36	$1.30	$0.73	$0.80	$1.39	$1.41
Diluted Earnings Per Share — Discontinued Operations	—	0.10	0.01	0.19	—	0.10	—	0.20

Diluted Earnings Per Share	$0.58	$0.79	$1.37	$1.49	$0.73	$0.90	$1.39	$1.61

Average Shares Outstanding	94,514,074	93,261,154	94,245,696	93,117,090	94,514,074	93,261,154	94,245,696	93,117,090
Average Shares Outstanding-assuming dilution	95,566,119	94,313,670	95,195,785	94,177,549	95,566,119	94,313,670	95,195,785	94,177,549

BUSINESS SEGMENTS
(Thousands of U.S. dollars) (Unaudited)	Q2 2007	Q2 2006	Six Months 07	Six Months 06

Industrial Group
Net sales to external customers	$565,458	$528,605	$1,109,534	$1,032,049
Intersegment sales	486	462	852	897

Total net sales	$565,944	$529,067	$1,110,386	$1,032,946
Adjusted earnings before interest and taxes (EBIT) * (2)	$61,807	$63,492	$110,981	$109,377
Adjusted EBIT Margin (2)	10.9%	12.0%	10.0%	10.6%

Automotive Group
Net sales to external customers	$407,155	$426,714	$795,115	$847,698
Adjusted (loss) earnings before interest and taxes (EBIT) * (2)	($7,391)	($1,960)	($14,624)	($5,101)
Adjusted EBIT (Loss) Margin (2)	-1.8%	-0.5%	-1.8%	-0.6%

Steel Group (3)
Net sales to external customers	$376,618	$346,855	$729,095	$676,735
Intersegment sales	34,151	36,441	71,966	81,971

Total net sales	$410,769	$383,296	$801,061	$758,706
Adjusted earnings before interest and taxes (EBIT) * (2)	$61,104	$59,749	$122,921	$116,732
Adjusted EBIT Margin (2)	14.9%	15.6%	15.3%	15.4%

*	Industrial Group, Automotive Group and Steel Group EBIT do not equal Consolidated EBIT due to intersegment adjustments which are eliminated upon consolidation.

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/ reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the December 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale. Income From Discontinued Operations Net of Income Taxes, Other includes prior activity of Timken Latrobe Steel in accordance with the sales agreement.

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Thousands of U.S. Dollars) (Unaudited)	Jun 30, 2007	Mar 31, 2007	Dec 31, 2006
Short-term debt	$64,649	$137,909	$50,453
Long-term debt	533,856	530,590	547,390

Total Debt	$598,505	$668,499	$597,843
Less: Cash and cash equivalents	(73,339)	(100,818)	(101,072)

Net Debt	$525,166	$567,681	$496,771

Shareholders’ equity	$1,655,969	$1,562,257	$1,476,180

Ratio of Total Debt to Capital	26.5%	30.0%	28.8%
Ratio of Net Debt to Capital (Leverage)	24.1%	26.7%	25.2%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity.
Management believes Net Debt is more representative of Timken’s indicative financial position, due to the amount of cash and cash equivalents.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter				Six Months
	2007		2006		2007		2006
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS	$	EPS

Net income	$55,326	$0.58	$74,691	$0.79	$130,520	$1.37	$140,631	$1.49

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	10,720	0.11	4,945	0.05	22,563	0.24	7,981	0.08
Manufacturing rationalization/reorganization expenses — SG&A	649	0.01	1,316	0.01	1,979	0.02	1,693	0.02
(Gain) loss on divestiture	(38)	—	9,971	0.11	316	—	9,971	0.11
Impairment and restructuring	7,254	0.08	7,469	0.08	21,030	0.22	8,509	0.09
Special items — other (income)	(2,029)	(0.02)	(2,662)	(0.03)	(2,372)	(0.02)	(2,354)	(0.02)
Provision for income taxes (2)	(2,431)	(0.03)	(10,936)	(0.12)	(41,170)	(0.43)	(14,621)	(0.16)
Income from discontinued operations net of income taxes, special items (3)	275	—	—	—	(665)	(0.01)	—	—

Adjusted net income	$69,726	$0.73	$84,794	$0.90	$132,201	$1.39	$151,810	$1.61

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the quarterly or year-to-date impact of pre-tax special items on our full year estimated effective tax rate, as well as the impact of discrete tax items recorded during the quarter.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on December 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Second Quarter				Six Months
	2007		2006		2007		2006
(Thousands of U.S. dollars, except share data) (Unaudited)	$	EPS	$	EPS (1)	$	EPS	$	EPS (1)

Income from continuing operations	$55,601	$0.58	$64,888	$0.69	$129,855	$1.36	$121,982	$1.30

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	10,720	0.11	4,945	0.05	22,563	0.24	7,981	0.08
Manufacturing rationalization/reorganization expenses — SG&A	649	0.01	1,316	0.01	1,979	0.02	1,693	0.02
(Gain) loss on divestiture	(38)	—	9,971	0.11	316	—	9,971	0.11
Impairment and restructuring	7,254	0.08	7,469	0.08	21,030	0.22	8,509	0.09
Special items — other (income)	(2,029)	(0.02)	(2,662)	(0.03)	(2,372)	(0.02)	(2,354)	(0.02)
Provision for income taxes (2)	(2,431)	(0.03)	(10,936)	(0.12)	(41,170)	(0.43)	(14,621)	(0.16)

Adjusted income from continuing operations	$69,726	$0.73	$74,991	$0.80	$132,201	$1.39	$133,161	$1.41

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the quarterly or year-to-date impact of pre-tax special items on our full year estimated effective tax rate, as well as the impact of discrete tax items recorded during the quarter.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2007 full year and third quarter exclude special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2007 and if so, in what amount. If the company does receive any additional CDSOA payments, they will most likely be received in the fourth quarter.

CONDENSED CONSOLIDATED BALANCE SHEET	Jun 30	Dec 31
(Thousands of U.S. dollars) (Unaudited)	2007	2006

ASSETS
Cash & cash equivalents	$73,339	$101,072
Accounts receivable	759,285	673,428
Inventories	981,287	952,310
Deferred income taxes	85,718	85,576
Other current assets	107,194	87,894

Total Current Assets	$2,006,823	$1,900,280
Property, plant & equipment	1,623,747	1,601,559
Goodwill	211,526	201,899
Other assets	323,550	327,795

Total Assets	$4,165,646	$4,031,533

LIABILITIES
Accounts payable & other liabilities	$525,945	$506,301
Short-term debt	64,649	50,453
Income taxes	23,929	53,406
Accrued expenses	192,253	225,409

Total Current Liabilities	$806,776	$835,569
Long-term debt	533,856	547,390
Accrued pension cost	380,253	410,438
Accrued postretirement benefits cost	684,597	682,934
Other non-current liabilities	104,195	79,022

Total Liabilities	$2,509,677	$2,555,353

SHAREHOLDERS’ EQUITY	1,655,969	1,476,180

Total Liabilities and Shareholders’ Equity	$4,165,646	$4,031,533

	For the three months ended		For the six months ended
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS	Jun 30	Jun 30	Jun 30	Jun 30
(Thousands of U.S. dollars) (Unaudited)	2007	2006	2007	2006

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$55,326	$74,691	$130,520	$140,631
Loss (earnings) from discontinued operations	275	(9,803)	(665)	(18,649)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	47,975	47,888	102,475	97,378
Other	(15,842)	(10,647)	(5,697)	(4,684)
Accounts receivable	(11,481)	(6,513)	(76,257)	(75,965)
Inventories	6,273	8,548	(11,518)	(29,157)
Accounts payable and accrued expenses	16,336	21,411	(47,428)	(26,131)
Foreign currency translation gain	(2,262)	(4,906)	(1,472)	(11,007)

Net Cash Provided by Operating Activities — Continuing Operations	$96,600	$120,669	$89,958	$72,416
Net Cash (Used) Provided by Operating Activities — Discontinued Operations	(275)	14,819	665	26,396

Net Cash Provided by Operating Activities	$96,325	$135,488	$90,623	$98,812
INVESTING ACTIVITIES
Capital expenditures	($64,037)	($62,609)	($124,979)	($101,963)
Other	8,833	1,354	11,957	149
Divestments	—	(3,993)	—	(1,600)
Acquisitions	—	—	(1,523)	—

Net Cash Used by Investing Activities — Continuing Operations	($55,204)	($65,248)	($114,545)	($103,414)
Net Cash Used by Investing Activities — Discontinued Operations	—	(1,257)	—	(2,976)

Net Cash Used by Investing Activities	($55,204)	($66,505)	($114,545)	($106,390)
FINANCING ACTIVITIES
Cash dividends paid to shareholders	($15,249)	($14,095)	($30,401)	($28,122)
Net proceeds from common share activity	18,759	11,967	30,645	18,099
Net borrowings on credit facilities	(74,668)	(60,901)	(7,853)	(11,725)

Net Cash Used by Financing Activities — Continuing Operations	($71,158)	($63,029)	($7,609)	($21,748)
Net Cash Used by Financing Activities	($71,158)	($63,029)	($7,609)	($21,748)
Effect of exchange rate changes on cash	$2,558	$1,513	$3,798	$2,661
(Decrease) Increase in Cash and Cash Equivalents	(27,479)	7,467	(27,733)	(26,665)
Cash and Cash Equivalents at Beginning of Period	$100,818	$31,285	$101,072	$65,417

Cash and Cash Equivalents at End of Period	$73,339	$38,752	$73,339	$38,752